Exhibit 99.1
Investor Contact:  Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS
THIRD QUARTER RESULTS

•	Reported FFO per diluted share of $0.50 for the quarter ended September 30, 2009.
•	Stabilized mall occupancy increased 120 bps to 90.3% as of September 30, 2009, from the sequential quarter.
•	Same-Center NOI in the mall portfolio declined 0.3% for the nine months ended September 30, 2009, from the prior-year period, excluding lease-termination fees.
•	Balance sheet position improved with three-year extensions of two major credit facilities totaling $1.1 billion.

CHATTANOOGA, Tenn. (November 3, 2009) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the third quarter ended September 30, 2009.  A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.  All share and per share information for the periods presented have been adjusted to reflect the issuance of common stock and common units, as applicable, in connection with the Company's dividend payment on April 15, 2009.

Funds from Operations ("FFO") allocable to common shareholders for the quarter ended September 30, 2009, was $68,425,000, or $0.50 per diluted share, compared with $55,320,000, or $0.78 per diluted share for the quarter ended September 30, 2008.  FFO allocable to common shareholders for the nine months ended September 30, 2009, was $182,021,000, or $1.87 per diluted share, compared with $163,471,000, or $2.30 per diluted share for the nine months ended September 30, 2008.  FFO per diluted share was diluted by the 66.63 million shares issued in the June 2009 equity offering.

FFO of the operating partnership for the quarter ended September 30, 2009, was $94,210,000, compared with $95,776,000 for the quarter ended September 30, 2008. FFO of the operating partnership for the nine months ended September 30, 2009, was $278,959,000, compared with $283,066,000 for the nine months ended September 30, 2008.

FFO per diluted share for the quarter and nine months ended September 30, 2009, was diluted by $0.26 per share and $0.40 per share, respectively, as a result of the 66.63 million shares issued in the June 2009 equity offering.  FFO for the quarter and nine months ended September 30, 2009 was reduced by a non-cash impairment charge of $1,143,000 related to the proposed sale of the Company's 60% interest in Plaza Macaé located in Macaé, Brazil. FFO for the quarter and nine months ended September 30, 2008 included $8,000,000 of one-time fee income collected from affiliates of Centro, partially offset by a $5,778,000 write-down of marketable securities.

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CBL Reports Third Quarter Results

November 3, 2009

Net income available to common shareholders for the quarter ended September 30, 2009, was $11,134,000, or $0.08 per diluted share, compared with net income of $3,985,000, or $0.06 per diluted share for the prior-year period.  Net income available to common shareholders for the nine months ended September 30, 2009, was $20,983,000, or $0.22 per diluted share, compared with $19,823,000, or $0.28 per diluted share, for the nine months ended September 30, 2008.  Net income available to common shareholders per diluted share was diluted by the 66.63 million shares issued in the June 2009 equity offering.

HIGHLIGHTS

▪
Same-center net operating income ("NOI") for the total portfolio, excluding lease termination fees, for the nine months ended September 30, 2009, declined 0.9%, compared with a 1.4% decrease in the prior-year period.

▪
Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls as of September 30, 2009, declined 6.6% to $317 per square foot compared with $339 per square foot in the prior-year period.

▪
The debt-to-total-market capitalization ratio as of September 30, 2009, was 74.6% based on the common stock closing price of $9.70 and a fully converted common stock share count of 189,825,000 shares as of the same date.  The debt-to-total-market capitalization ratio as of September 30, 2008, was 71.2% based on the common stock closing price of $20.08 and a fully converted common stock share count of 116,972,000 shares as of the same date.

▪
Consolidated and unconsolidated variable rate debt of $1,350,082,000 represents 16.1% of the total market capitalization for the Company and 21.6% of the Company's share of total consolidated and unconsolidated debt.

CBL’s Chairman and Chief Executive Officer, Charles B. Lebovitz, said, "We were pleased to have announced the completion of the three year extensions of both our $525 million secured credit facility and our $560 million new secured credit facility, maintaining their full lending capacity. Our capital plan provides for the repayment of CMBS maturities through 2011, and we are actively working with lenders on our other property specific secured refinancings. We have made significant progress in strengthening our balance sheet through these steps and remain focused on ensuring we have the most flexible capital structure to navigate the challenging economic environment."

"We are encouraged by the recent improving trends sequentially in sales, traffic and occupancy in the mall portfolio and the continued strong volume of leasing. Rental rates are still a challenge in this environment, but we have made notable progress in strengthening occupancy levels. These advances have carried over to backfilling junior anchor vacancies that resulted from the 2008 retail bankruptcies, with approximately 800,000 square feet of this available space now committed. Our two recent new developments, The Promenade in Biloxi/Gulfport, MS and Settlers Ridge in Pittsburgh, PA, opened in October at impressive leased and committed levels in the mid-nineties.  Despite the difficult environment, we are pleased to report progress and stability in our operating results."

PORTFOLIO OCCUPANCY	June 30,	September 30,
	2009	2009	2008
Portfolio occupancy	88.0%	89.2%	92.2%
Mall portfolio	88.7%	89.9%	91.8%
Stabilized	89.1%	90.3%	92.1%
Non-stabilized malls	72.2%	74.0%	87.2%
Associated centers	88.7%	90.0%	95.1%
Community centers	78.5%	80.4%	92.1%

                                        -MORE-

CBL Reports Third Quarter Results

November 3, 2009

DISPOSITIONS
On October 16, 2009, the Company entered into an agreement to sell its 60% interest in Plaza Macaé in Macaé, Brazil to a third party for $24.2 million.  The transaction is expected to close in the fourth quarter 2009.  As a result of the anticipated sale the Company has recorded a non-cash impairment charge of $1.1 million in third quarter 2009 results.

FINANCING
CBL closed the extension and modification of its two major credit facilities including the $525 million secured credit facility and $560 million new secured credit facility, maintaining 100% lending capacity on both.  The $525 million facility was extended from February 2010 to February 2012, with an option to extend the maturity for one additional year to February 2013 (subject to continued compliance with the terms of the facility).   The $560 million facility was scheduled to mature in August 2011 (assuming exercise of the remaining extension option) and has been extended to April 2014.

DEVELOPMENT
On October 11, 2009, CBL celebrated the grand opening of The Promenade, the 700,000 square foot power center located in D’Iberville (Biloxi/Gulfport), MS.  The first phase of The Promenade, totaling approximately 480,000 square feet, opened more than 96% leased and committed.    The Promenade is anchored by Target, Best Buy, Dick’s Sporting Goods, Marshall’s, PetSmart, and ULTA and features dozens of specialty shops and restaurants.

On October 30, 2009, CBL celebrated the grand opening of Settlers Ridge, a new 600,000 square foot regional open-air center in metropolitan Pittsburgh (Robinson Township), PA.   The first phase of Settlers Ridge opened more than 94% leased and committed.  Settlers Ridge is anchored by a 150,000-square-foot Giant Eagle Market District supermarket, a 16-screen Cinemark stadium seating theatre, as well as LA Fitness, REI and Barnes & Noble and offers a wide selection of specialty stores and dining options.

OUTLOOK AND GUIDANCE
Based on today's outlook and the Company's third quarter results, the Company is maintaining 2009 FFO guidance of $2.28 to $2.39 per share.  The full year guidance also assumes $6.0 million to $9.0 million of outparcel sales and same-center NOI growth in the range of (1.5%) to (3.5%), excluding the impact of lease termination fees from both applicable periods.  The guidance excludes the impact of any future unannounced acquisitions or dispositions.  The Company expects to update its annual guidance after each quarter's results.

	Low	High
Expected diluted earnings per common share	$ 0.28	$ 0.39
Adjust to fully converted shares from common shares	(0.09)	(0.13)
Expected earnings per diluted, fully converted common share	0.19	0.26
Add: depreciation and amortization	1.99	1.99
Add: noncontrolling interest in earnings of Operating Partnership	0.10	0.14
Expected FFO per diluted, fully converted common share	$ 2.28	$ 2.39

INVESTOR CONFERENCE CALL AND SIMULCAST
CBL & Associates Properties, Inc. will conduct a conference call at 11:00 a.m. ET on Wednesday, November 4, 2009, to discuss the third quarter results.  The number to call for this interactive teleconference is (480) 629-9642.  A seven-day replay of the conference call will be available by dialing (303) 590-3030 and entering the passcode 4065656.  A transcript of the Company's prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., third quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8312.
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CBL Reports Third Quarter Results

November 3, 2009

The Company will also provide an online Web simulcast and rebroadcast of its 2009 third quarter earnings release conference call.  The live broadcast of CBL's quarterly conference call will be available online at the Company's Web site at cblproperties.com, as well as http://www.talkpoint.com/viewer/starthere.asp?Pres=128015 on Wednesday, November 4, 2009, beginning at 11:00 a.m. ET.  The online replay will follow shortly after the call and continue through November 12, 2009.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 163 properties, including 88 regional malls/open-air centers. The properties are located in 27 states and total 87.8 million square feet including 3.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has one project under construction totaling 500,000 square feet, The Pavilion at Port Orange in Port Orange, FL. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO.  Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations
FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with GAAP. The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. The Company defines FFO allocable to its common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to its common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company presents both FFO of its operating partnership and FFO allocable to its common shareholders, as it believes that both are useful performance measures.  The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the operating partnership.  The Company believes FFO allocable to its common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income available to its common shareholders.

In the reconciliation of net income available to the Company's common shareholders to FFO allocable to its common shareholders, the Company makes an adjustment to add back noncontrolling interest in earnings of its operating partnership in order to arrive at FFO of its operating partnership.  The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to its common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

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CBL Reports Third Quarter Results

November 3, 2009

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income
NOI is a supplemental measure of the operating performance of the Company's shopping centers.  The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties.  The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies.  A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company's shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt
The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding noncontrolling interests' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affect the Company's liquidity.  A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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CBL Reports Third Quarter Results

November 3, 2009

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
REVENUES:
Minimum rents	$ 168,765	$ 175,796	$ 511,193	$ 528,270
Percentage rents	2,851	3,260	9,259	9,866
Other rents	3,382	4,297	11,804	13,515
Tenant reimbursements	78,577	84,615	241,756	250,990
Management, development and leasing fees	1,312	11,512	5,392	16,934
Other	7,881	5,925	20,948	19,245
Total revenues	262,768	285,405	800,352	838,820

EXPENSES:
Property operating	40,379	48,488	123,751	140,874
Depreciation and amortization	71,261	81,962	225,365	230,106
Real estate taxes	25,812	23,658	74,415	71,735
Maintenance and repairs	13,219	15,440	42,629	48,359
General and administrative	8,808	9,623	31,180	33,268
Other	7,714	5,150	18,785	18,690
Total expenses	167,193	184,321	516,125	543,032
Income from operations	95,575	101,084	284,227	295,788
Interest and other income	1,246	2,225	4,189	7,134
Interest expense	(71,120)	(77,057)	(215,847)	(233,736)
Impairment of investments	(1,143)	(5,778)	(8,849)	(5,778)
Gain on sales of real estate assets	1,535	4,777	1,468	12,122
Equity in earnings of unconsolidated affiliates	271	515	1,867	1,308
Income tax benefit (provision)	1,358	(8,562)	603	(12,757)
Income from continuing operations	27,722	17,204	67,658	64,081
Operating income of discontinued operations	112	126	132	1,462
Gain (loss) on discontinued operations	10	676	(62)	3,788
Net income	27,844	18,006	67,728	69,331
Net income attributable to noncontrolling interests:
Operating partnership	(4,758)	(3,068)	(11,173)	(15,195)
Other consolidated subsidiaries	(6,497)	(5,498)	(19,208)	(17,949)
Net income attributable to the Company	16,589	9,440	37,347	36,187
Preferred dividends	(5,455)	(5,455)	(16,364)	(16,364)
Net income available to common shareholders	$ 11,134	$ 3,985	$ 20,983	$ 19,823
Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$ 0.08	$ 0.05	$ 0.21	$ 0.24
Discontinued operations	-	0.01	0.01	0.04
Net income available to common shareholders	$ 0.08	$ 0.06	$ 0.22	$ 0.28
Weighted average common shares outstanding	137,860	71,078	97,557	71,044

Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$ 0.08	$ 0.05	$ 0.21	$ 0.24
Discontinued operations	-	0.01	0.01	0.04
Net income available to common shareholders	$ 0.08	$ 0.06	$ 0.22	$ 0.28
Weighted average common and potential dilutive
common shares outstanding	137,899	71,215	97,593	71,227

Amounts attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$ 11,059	$ 3,521	$ 20,941	$ 16,797
Discontinued operations	75	464	42	3,026
Net income available to common shareholders	$ 11,134	$ 3,985	$ 20,983	$ 19,823

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CBL Reports Third Quarter Results

November 3, 2009

The Company's calculation of FFO allocable to Company shareholders is as follows:
(in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net income available to common shareholders	$ 11,134	$ 3,985	$ 20,983	$ 19,823
Noncontrolling interest in earnings of operating partnership	4,758	3,068	11,173	15,195
Depreciation and amortization expense of:
Consolidated properties	71,261	81,962	225,365	230,106
Unconsolidated affiliates	7,428	7,741	22,492	21,112
Discontinued operations	-	-	-	892
Non-real estate assets	(241)	(268)	(731)	(770)
Noncontrolling interests' share of depreciation and amortization	(120)	(292)	(385)	(943)
(Gain) loss on discontinued operations	(10)	(676)	62	(3,788)
Income tax provision on disposal of discontinued operations	-	256	-	1,439
Funds from operations of the operating partnership	$ 94,210	$ 95,776	$ 278,959	$ 283,066

Funds from operations per diluted share	$ 0.50	$ 0.78	$ 1.87	$ 2.30
Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	189,848	123,188	149,542	123,200

Reconciliation of FFO of the operating partnership
to FFO allocable to Company shareholders:
Funds from operations of the operating partnership	$ 94,210	$ 95,776	$ 278,959	$ 283,066
Percentage allocable to Company shareholders (1)	72.63%	57.76%	65.25%	57.75%
Funds from operations allocable to Company shareholders	$ 68,425	$ 55,320	$ 182,021	$ 163,471

(1) Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.  See the reconciliation of shares and operating partnership units on page 9.

SUPPLEMENTAL FFO INFORMATION:

Lease termination fees	$ 742	$ 3,338	$ 4,413	$ 9,256
Lease termination fees per share	$ -	$ 0.03	$ 0.03	$ 0.08

Straight-line rental income	$ 2,859	$ 899	$ 6,160	$ 4,050
Straight-line rental income per share	$ 0.02	$ 0.01	$ 0.04	$ 0.03

Gains on outparcel sales	$ 1,766	$ 6,695	$ 2,345	$ 14,243
Gains on outparcel sales per share	$ 0.01	$ 0.05	$ 0.02	$ 0.12

Amortization of acquired above- and below-market leases	$ 1,372	$ 1,677	$ 4,452	$ 6,785
Amortization of acquired above- and below-market leases per share	$ 0.01	$ 0.01	$ 0.03	$ 0.06

Amortization of debt premiums	$ 1,615	$ 1,982	$ 5,357	$ 5,918
Amortization of debt premiums per share	$ 0.01	$ 0.02	$ 0.04	$ 0.05

Income tax benefit (provision)	$ 1,358	$ (8,306)	$ 603	$ (11,318)
Income tax provision per share	$ 0.01	$ (0.07)	$ -	$ (0.09)

Impairment of investments	$ (1,143)	$ (5,778)	$ (8,849)	$ (5,778)
Impairment of investments per share	$ (0.01)	$ (0.05)	$ (0.06)	$ (0.05)

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CBL Reports Third Quarter Results

November 3, 2009

Same-Center Net Operating Income
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net income attributable to the Company	$ 16,589	$ 9,440	$ 37,347	$ 36,187

Adjustments:
Depreciation and amortization	71,261	81,962	225,365	230,106
Depreciation and amortization from unconsolidated affiliates	7,428	7,741	22,492	21,112
Depreciation and amortization from discontinued operations	-	-	-	892
Noncontrolling interests' share of depreciation and amortization in
other consolidated subsidiaries	(120)	(292)	(385)	(943)
Interest expense	71,120	77,057	215,847	233,736
Interest expense from unconsolidated affiliates	7,398	7,038	22,760	20,872
Noncontrolling interests' share of interest expense in
other consolidated subsidiaries	(233)	(454)	(695)	(1,357)
Abandoned projects expense	1,203	32	1,346	2,944
Gain on sales of real estate assets	(1,535)	(4,777)	(1,468)	(12,122)
Gain on sales of real estate assets of unconsolidated affiliates	(231)	(2,287)	(877)	(2,716)
Impairment of investments	1,143	5,778	8,849	5,778
Noncontrolling interests' share of gain on sales of other
consolidated subsidiaries	-	365	-	595
Income tax (benefit) provision	(1,358)	8,562	(603)	12,757
Noncontrolling interests in earnings of operating partnership	4,758	3,068	11,173	15,195
(Gain) loss on discontinued operations	(10)	(676)	62	(3,788)
Operating partnership's share of total NOI	177,413	192,557	541,213	559,248
General and administrative expenses	8,808	9,623	31,180	33,268
Management fees and non-property level revenues	(4,953)	(16,571)	(15,599)	(30,564)
Operating partnership's share of property NOI	181,268	185,609	556,794	561,952
NOI of non-comparable centers	(4,289)	(2,060)	(11,732)	(7,414)
Total same-center NOI	$ 176,979	$ 183,549	$ 545,062	$ 554,538
Total same-center NOI percentage change	-3.6%		-1.7%

Total same-center NOI	$ 176,979	$ 183,549	$ 545,062	$ 554,538
Less lease termination fees	(742)	(3,338)	(4,413)	(9,134)
Total same-center NOI, excluding lease termination fees	$ 176,237	$ 180,211	$ 540,649	$ 545,404

Malls	$ 159,535	$ 162,425	$ 489,995	$ 491,611
Associated centers	7,546	8,548	23,498	26,019
Community centers	3,389	4,016	10,283	11,149
Other	5,767	5,222	16,873	16,625
Total same-center NOI, excluding lease termination fees	$ 176,237	$ 180,211	$ 540,649	$ 545,404

Percentage Change:
Malls	-1.8%		-0.3%
Associated centers	-11.7%		-9.7%
Community centers	-15.6%		-7.8%
Other	10.4%		1.5%
Total same-center NOI, excluding lease termination fees	-2.2%		-0.9%

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CBL Reports Third Quarter Results

November 3, 2009

Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)

		September 30, 2009
		Fixed Rate	Variable Rate	Total
Consolidated debt		$ 4,521,262	$ 1,157,299	$ 5,678,561
Noncontrolling interests' share of consolidated debt		(23,370)	(928)	(24,298)
Company's share of unconsolidated affiliates' debt		405,597	193,711	599,308
Company's share of consolidated and unconsolidated debt		$ 4,903,489	$ 1,350,082	$ 6,253,571
Weighted average interest rate		5.84%	1.91%	4.99%

		September 30, 2008
		Fixed Rate	Variable Rate	Total
Consolidated debt		$ 4,499,557	$ 1,524,192	$ 6,023,749
Noncontrolling interests' share of consolidated debt		(23,743)	(919)	(24,662)
Company's share of unconsolidated affiliates' debt		408,719	121,952	530,671
Company's share of consolidated and unconsolidated debt		$ 4,884,533	$ 1,645,225	$ 6,529,758
Weighted average interest rate		5.79%	4.32%	5.42%

Debt-To-Total-Market Capitalization Ratio as of September 30, 2009
(In thousands, except stock price)
		Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units		189,825	$ 9.70	$ 1,841,303
7.75% Series C Cumulative Redeemable Preferred Stock		460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock		700	250.00	175,000
Total market equity				2,131,303
Company's share of total debt				6,253,571
Total market capitalization				$ 8,384,874
Debt-to-total-market capitalization ratio				74.6%

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on September 30, 2009.  The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding
(In thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
2009:	Basic	Diluted	Basic	Diluted
Weighted average shares - EPS	137,860	137,899	97,557	97,593
Weighted average operating partnership units	51,948	51,949	51,949	51,949
Weighted average shares- FFO	189,808	189,848	149,506	149,542

2008:
Weighted average shares - EPS	71,078	71,215	71,044	71,227
Weighted average operating partnership units	51,976	51,973	51,975	51,973
Weighted average shares- FFO	123,054	123,188	123,019	123,200

Dividend Payout Ratio	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Weighted average dividend per share	$ 0.10370	$ 0.55047	$ 0.63661	$ 0.16514
FFO per diluted, fully converted share	$ 0.50	$ 0.78	$ 1.87	$ 2.30
Dividend payout ratio	20.7%	70.6%	34.0%	7.2%

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CBL Reports Third Quarter Results

November 3, 2009

Consolidated Balance Sheets
(Unaudited,  in thousands except share data)

	September 30, 2009	December 31, 2008
ASSETS
Real estate assets:
Land	$ 936,617	$ 902,504
Buildings and improvements	7,584,632	7,503,334
	8,521,249	8,405,838
Accumulated depreciation	(1,499,619)	(1,310,173)
	7,021,630	7,095,665
Developments in progress	246,191	225,815
Net investment in real estate assets	7,267,821	7,321,480
Cash and cash equivalents	63,502	51,227
Cash in escrow	-	2,700
Receivables:
Tenant, net of allowance	73,833	74,402
Other	11,088	12,145
Mortgage and other notes receivable	41,962	58,961
Investments in unconsolidated affiliates	193,655	207,618
Intangible lease assets and other assets	281,823	305,802
	$ 7,933,684	$ 8,034,335

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgage and other notes payable	$ 5,678,561	$ 6,095,676
Accounts payable and accrued liabilities	288,206	329,991
Total liabilities	5,966,767	6,425,667
Commitments and contingencies
Redeemable noncontrolling interests:
Redeemable noncontrolling partnership interests	96,120	18,393
Redeemable noncontrolling preferred joint venture interest	421,514	421,279
Total redeemable noncontrolling interests	517,634	439,672
Shareholders' equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7
Common Stock, $.01 par value, 180,000,000 shares authorized, 137,876,744 and 66,394,844 issued and outstanding in 2009 and 2008, respectively	1,379	664
Additional paid-in capital	1,409,580	993,941
Accumulated other comprehensive loss	(2,386)	(12,786)
Accumulated deficit	(218,954)	(193,307)
Total shareholders' equity	1,189,631	788,524
Noncontrolling interests	259,652	380,472
Total equity	1,449,283	1,168,996
	$ 7,933,684	$ 8,034,335

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